Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE
June 29, 2016

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Brent Wilder (brent.wilder@huntington.com), 614.480.5875

HUNTINGTON BANCSHARES RECEIVES NO OBJECTION FROM THE FEDERAL RESERVE FOR PROPOSED CAPITAL ACTIONS, INCLUDING AN INCREASE OF THE QUARTERLY DIVIDEND TO $0.08 PER COMMON SHARE IN THE 2016 FOURTH QUARTER

COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) was notified by the Federal Reserve that it had no objection to Huntington's proposed capital actions included in Huntington's capital plan submitted to the Federal Reserve in April of this year as part of the 2016 Comprehensive Capital Analysis and Review (“CCAR”). These actions included a 14% increase in the quarterly dividend per common share to $0.08, starting in the fourth quarter of 2016. Huntington’s capital plan also included the issuance of capital in connection with the pending acquisition of FirstMerit Corporation and continues the previously announced suspension of the company’s share repurchase program.

“The Federal Reserve’s non-objection to our intended capital actions reflects the continued strength of our capital levels given our risk profile and financial performance,” said Stephen D. Steinour, chairman, president and CEO. “We are pleased to continue the trend of increasing our quarterly dividend by 1 cent in the fourth quarter in each of the past three years.

“We approached this year’s CCAR capital plan with more caution than in prior years, focusing on the importance of the FirstMerit acquisition in accelerating the achievement of our long-term financial goals. We also were cognizant of the significant macroeconomic and market uncertainty during the first quarter of the year, as well as other geopolitical unknowns which have increased market volatility and global economic uncertainty.

“Our well-articulated capital priorities remain focused on the organic growth of the business, followed by support of the cash dividend, and finally other uses. We continue to view the pending, partial-cash acquisition of FirstMerit as an acceleration of our 2016 capital actions that will increase the long-term return and efficiency profiles of the combined organization.”

About Huntington

Huntington Bancshares Incorporated is a $73 billion asset regional bank holding company headquartered in Columbus, Ohio, with a network of more than 750 branches and more than 1,500 ATMs across six Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.

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